Exhibit 10.20

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS SAFE AND UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

PANDION THERAPEUTICS HOLDCO LLC

SAFE

(Simple Agreement for Future Equity)

THIS CERTIFIES THAT in exchange for the payment by Versant Vantage I, L.P. (the “Investor”) of $6,000,000 (the “Purchase Amount”) on or about June 24, 2020, Pandion Therapeutics Holdco LLC, a Delaware limited liability company (the “Company”), issues to the Investor the right to certain of the Company’s Capital Shares, subject to the terms described below.

1.	Events

(a)    Equity Financing. If there is an Equity Financing before the termination of this Safe, on the initial closing of such Equity Financing, this Safe will automatically convert into the number of Standard Preferred Shares equal to the Purchase Amount divided by the price per share of the Standard Preferred Shares.

In connection with the automatic conversion of this Safe into Standard Preferred Shares, the Investor will execute and deliver to the Company all of the transaction documents related to the Equity Financing, provided, that such documents are the same documents to be entered into with the purchasers of Standard Preferred Shares.

(b)    Initial Public Offering. If there is an Initial Public Offering prior to March 31, 2021 and before the termination of this Safe, on the closing of such Initial Public Offering, this Safe will automatically convert into the number of Common Shares equal to the quotient obtained from dividing the Purchase Amount divided by the IPO Price.

(c)    Change of Control. If there is a Change of Control before the termination of this Safe, this Safe will automatically be entitled (subject to the liquidation priority set forth in Section 1(f) below) to receive a portion of Proceeds, due and payable to the Investor immediately prior to, or concurrent with, the consummation of such Change of Control, equal to the greater of (i) the Purchase Amount (the “Cash-Out Amount”) or (ii) the amount payable on the number of Common Shares equal to the Purchase Amount divided by the Liquidity Price (the “Conversion Amount”). If any of the Company’s securityholders are given a choice as to the form and amount of Proceeds to be received in a Change of Control, the Investor will be given the same choice, provided that the Investor may not choose to receive a form of consideration that the Investor would be ineligible to receive as a result of the Investor’s failure to satisfy any requirement or limitation generally applicable to the Company’s securityholders, or under any applicable laws.

Notwithstanding the preceding paragraph, if there is a Change of Control prior to April 1, 2021 and before the termination of this Safe, immediately prior to such Change of Control, the Investor may elect to convert this Safe into that number of the Company’s Series B Preferred Shares (the “Series B Preferred Shares”) equal to the quotient obtained by dividing the Purchase Amount by the Original Issue Price (as defined in the Company’s Amended and Restated Operating Agreement, dated as of March 23, 2020, as amended, the “Operating Agreement”) of the Series B Preferred Shares (the “Optional Conversion Price”).

Notwithstanding the foregoing, in connection with a Change of Control intended to qualify as a tax-free reorganization, the Company may reduce the cash portion of Proceeds payable to the Investor by the amount determined by its Board of Directors (the “Board”) in good faith for such Change of Control to qualify as a tax-free reorganization for U.S. federal income tax purposes, provided that such reduction (A) does not reduce the total Proceeds payable to such Investor and (B) is applied in the same manner and on a pro rata basis to all securityholders who have equal priority to the Investor under Section 1(f).

(d)    Optional Conversion. If this Safe remains outstanding on or after April 1, 2021, the Investor may elect to convert this Safe into that number of Series B Preferred Shares equal to the quotient obtained by dividing the Purchase Amount by the Optional Conversion Price.

(e)     Dissolution Event. If there is a Dissolution Event before the termination of this Safe, the Investor will automatically be entitled (subject to the liquidation priority set forth in Section 1(f) below) to receive a portion of Proceeds equal to the Cash-Out Amount, due and payable to the Investor immediately prior to the consummation of the Dissolution Event.

(f)    Liquidation Priority. In a Change of Control in which the Investor does not elect to convert this Safe into Series B Preferred Shares or a Dissolution Event, this Safe is intended to operate like standard non-participating preferred shares. The Investor’s right to receive its Cash-Out Amount, subject to the distribution provisions set forth in the Company’s Operating Agreement, is:

(i)    Junior to payment of outstanding indebtedness and creditor claims, including contractual claims for payment and convertible promissory notes (to the extent such convertible promissory notes are not actually or notionally converted into Capital Shares);

(ii)    On par with payments for other Safes and/or preferred shares, and if the applicable Proceeds are insufficient to permit full payments to the Investor and such other Safes and/or preferred shares, the applicable Proceeds will be distributed pro rata to the Investor and such other Safes and/or preferred shares in proportion to the full payments that would otherwise be due; and

(iii)    Senior to payments for Common Shares.

The Investor’s right to receive its Conversion Amount is (A) on par with payments for Common Shares and other Safes and/or preferred shares who are also receiving Conversion Amounts or Proceeds on a similar as-converted to Common Shares basis, and (B) junior to payments described in clauses (i) and (ii) above (in the latter case, to the extent such payments are Cash-Out Amounts or similar liquidation preferences).

(g)    Termination. This Safe will automatically terminate immediately following the earliest to occur of: (i) the issuance of Capital Shares to the Investor pursuant to the automatic conversion or optional conversion of this Safe under Sections 1(a), 1(b), 1(c) and 1(d); or (ii) the payment, or setting aside for payment, of amounts due the Investor pursuant to Section 1(c) or Section 1(e).

2.	Definitions

“Capital Shares” means the capital shares of the Company, including, without limitation, the Common Shares, as defined in the Operating Agreement, the Preferred Shares, as defined in the Operating Agreement and any other Shares, other than Incentive Shares, as defined in the Operating Agreement.

“Change of Control” means (a) a merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its equity interests pursuant to such merger or consolidation, except such merger or consolidation involving the Company or a subsidiary of the Company in which the shares outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares or equity interests that represent, immediately following such merger or consolidation, a majority, by voting power, of the shares or equity interests of (1) the surviving or resulting entity or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Dissolution Event” means (i) the dissolution of the Company upon the approval of the Company’s Board, (ii) the time at which there are no members, unless the Company is continued in accordance with the Delaware Limited Liability Company Act, as in effect at the time of the filing of the Certificate of Formation of the Company, dated December 31, 2018, with the Office of the Secretary of State of the State of Delaware, and as thereafter amended from time to time (the “Act”), or (iii) the entry of a decree of judicial dissolution under Section 18.802 of the Act.

“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Shares that have a preference pari passu or senior to the Preferred Shares after the date hereof, resulting in gross proceeds to the Company of at least $50,000,000, excluding this Safe and any other securities of the Company converted into equity in such transaction.

“Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of Common Shares pursuant to a registration statement filed under the Securities Act.

“IPO Price” means the price per share at which the Common Shares are offered and sold to the public in the Initial Public Offering.

“Liquidity Price” means the fair market value of the Common Shares at the time of the Change of Control (determined by reference to the purchase price payable in connection with the Change of Control, taking into account the conversion of the Safe, if the Conversion Amount would be higher than the Cash Out Amount).

“Proceeds” means cash and other assets (including without limitation share consideration) that are proceeds from the Change of Control or the Dissolution Event, as applicable, and legally available for distribution.

“Safe” means an instrument containing a future right to Capital Shares, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company’s business operations. References to “this Safe” mean this specific instrument.

“Shares” means Shares as defined in the Operating Agreement.

“Standard Preferred Shares” means the Shares issued to the investors investing new money in the Company in connection with the initial closing of the Equity Financing.

3.	Company Representations

(a)    The Company is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b)    The execution, delivery and performance by the Company of this Safe is within the power of the Company and has been duly authorized by all necessary actions on the part of the Company. This Safe constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(c)    No consents or approvals are required in connection with the performance of this Safe, other than: (i) the Company’s limited liability company and member approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary limited liability company approvals for the authorization of Capital Shares issuable pursuant to Section 1.

4.	Investor Representations

(a)    The Investor has full legal capacity, power and authority to execute and deliver this Safe and to perform its obligations hereunder. This Safe constitutes valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)    The Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under thve Securities Act, and acknowledges and agrees that if not an accredited investor at the time of an Equity Financing, the Company may void this Safe and return the Purchase Amount. The Investor has been advised that this Safe and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this Safe and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

5.	Tax Matters

(a)    The parties acknowledge and agree that, for United States federal, state and local tax purposes, this Safe shall be treated as a partnership interest in the Company and, from the date of issuance of this Safe, the Investor shall be treated as a partner of the Company. The parties agree that, for purposes of Treasury Regulation Section 1.721-2, this Safe shall be treated as convertible equity in the Company and the conversion feature of this Safe shall be treated as a noncompensatory option. The parties shall not take (or cause any of their respective affiliates to take) any action or position for tax purposes that is inconsistent with this Section 5.

(b)    Immediately prior to the issuance of this Safe, the Company shall adjust the capital accounts of the members of the Company based on the fair market value of the Company’s assets and shall allocate the unrealized income, gain, loss or deduction inherent in the Company’s assets that has not previously been reflected in the members’ capital accounts among the members in accordance with the Treasury Regulations under Section 704 of the Code and the Operating Agreement.

(c)     The Company shall establish and maintain a capital account for the Investor in accordance with the Treasury Regulations under Section 704 of the Code. The initial capital account balance of the Investor as of the date of issuance of this Safe shall be equal to the Purchase Amount. Net Profits and Net Losses (as defined in the Operating Agreement) and items of income, gain, loss, deduction or credit of the Company shall be allocated to the Investor in accordance with Article V of the Operating Agreement as if the Investor were a Member (as such term is used in the Operating Agreement). In addition, the Investor agrees that it shall be subject to Sections 4.03 (Withholding and Taxes) and 8.03 (Partnership Representative) of the Operating Agreement as if it were a Member.

(d)    The Company shall be permitted to deduct and withhold from amounts payable to the Investor hereunder such amounts as the Company reasonably determines that it is required to deduct and withhold pursuant to applicable law.

6.	Miscellaneous

(a)    Any provision of this Safe may be amended, waived or modified by written consent of the Company and the Investor.

(b)    Any notice required or permitted by this Safe will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

(c)    The Investor is not entitled, as a holder of this Safe, to vote or be deemed a holder of Capital Shares for any purpose other than tax purposes, nor will anything in this Safe be construed to confer on the Investor, as such, any rights of a Company member or rights to vote for the election of directors or on any matter submitted to Company members, or to give or withhold consent to any limited liability company action or to receive notice of meetings, until shares have been issued on the terms described in Section 1.

(d)    Neither this Safe nor the rights in this Safe are transferable or assignable, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Safe and/or its rights may be assigned without the Company’s consent by the Investor (i) to the Investor’s estate, heirs, executors, administrators, guardians and/or successors in the event of Investor’s death or disability, or (ii) to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor; and provided, further, that the Company may assign this Safe in whole, without the consent of the Investor, in connection with a reincorporation to change the Company’s domicile. In the event of any transfer or assignment of this Safe by the Investor, the Investor agrees that it shall comply with Section 9.01(f) of the Operating Agreement.

(e)    In the event any one or more of the provisions of this Safe is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Safe operate or would prospectively operate to invalidate this Safe, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Safe and the remaining provisions of this Safe will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f)    All rights and obligations hereunder will be governed by the laws of the State of Delaware, without regard to the conflicts of law provisions of such jurisdiction.

(g)    By executing this Safe, the Investor consents to (i) the conversion of the Company into a corporation in connection with an Initial Public Offering and (ii) the issuance of shares of common stock of such corporation upon the automatic conversion of this Safe on the closing of an Initial Public Offering as set forth in Section 1(b) in lieu of issuing Common Shares upon such conversion. The Investor agrees to reasonably cooperate and to take such actions and execute such documents as the Board may reasonably request, in order to consummate any proposed conversion into a corporation. In connection with a conversion of this Safe into Capital Shares of the Company, the Investor will execute and deliver to the Company such documents as are reasonably requested by the Company to effectuate such conversion, including a counterpart signature page or joinder to the Operating Agreement in the form provided to the Investor by the Company.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this Safe to be duly executed and delivered.

PANDION THERAPEUTICS HOLDCO LLC

By:	/s/ Rahul Kakkar
Name:	Rahul Kakkar
Title:	Chief Executive Officer

Address:	134 Coolidge Avenue

Watertown, MA 02472

Email:

IN WITNESS WHEREOF, the undersigned have caused this Safe to be duly executed and delivered.

INVESTOR:

VERSANT VANTAGE I, L.P.
By: Versant Vantage I GP, L.P.
By: Versant Vantage I GP-GP, LLC

By:	/s/ Bradley Bolzon
Name:	Bradley Bolzon
Title:	Managing Director

Address:	One Sansome Street, Suite 3630
San Francisco, CA 94104

Email: